EXHIBIT 99.1
PRESS RELEASE

FOR IMMEDIATE RELEASE
Contact: Laura Ladd, 503.570-2500
         or lladd@pmlmicro.com




                    PML, INC. REPORTS STOCKHOLDER APPROVAL OF
             A REVERSE STOCK SPLIT FOLLOWED BY A FORWARD STOCK SPLIT

      Wilsonville, OR, August 7, 2003--On August 5, 2003, PML, Inc. (OTC BB:
PMLI) held a Special Meeting of Stockholders in Wilsonville, Oregon for the purpose of amending the Company's Certificate of Incorporation to effect a 1-for-150 reverse stock split of the outstanding shares of the Company's common stock and Class B common stock, followed by a 150-for-1 forward stock split of the Company's common stock and Class B common stock, as set forth in the Company's Proxy Statement dated July 16, 2003.

      There were 1,207,934 shares of the Company's common stock represented at the Special Meeting in person or by proxy, which is approximately 60.93% of the shares of common stock outstanding and entitled to vote based on the July 3, 2003 record date for the Special Meeting. The Company's shareholders approved the amendments to the Company's Certificate of Incorporation at the Special Meeting.

      The reverse stock split became effect at 6:00 pm, Eastern Time, on August 6, 2003, as the result of filing a Certificate of Amendment to the Company's Certificate of Incorporation with the Delaware Secretary of State. The forward stock split became effective at 6:01 pm, Eastern Time, on August 6, 2003, as the result of filing an additional Certificate of Amendment to the Company's Certificate of Incorporation with the Delaware Secretary of State. The exchange agent, ComputerShare, will send a letter of transmittal to the holders of fractional shares of common stock as of 6:00 p.m. on August 6, 2003. Stockholders who hold fewer than 150 shares of common stock immediately prior to the forward stock split will receive $1.50 for each pre-split share in cash after surrendering their stock certificates to the exchange agent, and as a result will no longer be stockholders of the Company with respect to such shares.

      As a result of the reverse stock split, the Company is expected to have fewer than 300 holders of record of common stock, permitting the Company to terminate the registration of its common stock with the Securities and Exchange Commission under the Securities Exchange Act of 1934, as amended. The Company intends to file for termination of such registration as soon as practicable.

      ABOUT PML, INC.

            PML, Inc., through its operating subsidiary, PML Microbiologicals, Inc., has been in business since 1969 and markets its product line, consisting of diagnostic products and supporting materials, to both clinical and industrial microbiologists. PML provides products related to the diagnosis of human disease to the clinical market, products used for environmental and sterility testing to the industrial market and provides private label clinical products to original equipment manufacturers. Typical customers for PML's clinical products include hospitals, clinics and wholesalers that market to hospitals and clinics. Industrial customers include pharmaceutical companies, biotech research facilities and food and water testing enterprises. The original equipment manufacturer clients include companies in the medical device industry. PML has offices in the United States and Canada with its executive office located in Wilsonville, Oregon.